Exhibit 99.1

Company Contact:

Michael Anthofer

EVP and CFO

408-321-6756

Investor Relations Contact:

Moriah Shilton

Sr. Director, Communications & Investor Relations

408-321-6713

Tessera Wins Key Ruling in Arbitration Versus Amkor

San Jose, Calif., July 9, 2012 – Tessera Technologies, Inc. (NASDAQ: TSRA) (the “Company”) announced today that the International Court of Arbitration of the International Chamber of Commerce (ICC) issued an interim award in favor of Tessera, Inc. in its dispute with Amkor Technology, Inc. The ICC tribunal confirmed that the Amkor license agreement had been properly terminated by Tessera, Inc. in February 2011. Based on a preliminary review of the interim award, Tessera, Inc. intends to seek an amount in excess of $125 million from Amkor.

“We continue to seek royalties for use of the Tessera, Inc. patent portfolio, which has delivered over $1 billion in revenue during the past decade,” said Richard Chernicoff, president of Tessera Intellectual Property Corp. “We use litigation in those instances where we are unable to achieve reasonable agreements or where others breach their agreements with us. The current arbitration will bring clarity to the amounts that should have been paid by Amkor under the license.”

The current arbitration marks the second time the two companies have gone to the ICC to resolve the amount of royalties owed under the now-terminated patent license agreement. The first arbitration lasted three years and in 2009 resulted in an award to Tessera, Inc. of $64 million. The interim award announced today in the second arbitration, which began in 2009, contains factual and legal conclusions on which the tribunal will base one or more final awards specifying the amount of damages owed by Amkor. Under the rules of the case and of the ICC, the parties have only a limited ability to make public disclosures about the arbitration.

Concurrently with the publication of this press release, the Company will post a PowerPoint presentation to its website at http://ir.tessera.com/. This presentation is being made available in order to provide the investment community with additional information on the Amkor arbitration news released today.

Safe Harbor Statement

This document contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected, particularly with respect to the amount Tessera, Inc. expects to seek from Amkor and the Tessera, Inc. patent portfolio. Material factors that may cause results to differ from the statements made include the plans or operations relating to the businesses of Tessera Technologies, Inc.; market or industry conditions; the expiration of license agreements and the cessation of related royalty income; the failure, inability or refusal of licensees to pay royalties; initiation, delays, setbacks or losses relating to the Company’s intellectual property or intellectual property litigations, or invalidation or limitation of key patents; the timing and results, which are not predictable and may vary in any individual proceeding, of any ICC ruling or award, including in the Amkor arbitration; fluctuations in operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect the Company’s ability to protect or realize the value of its intellectual property; the risk of a decline in demand for semiconductor and camera module products; failure by the industry to use technologies covered by the Company’s patents; the expiration of the Company’s patents; the Company’s ability to successfully complete and integrate acquisitions of businesses, including the integration by DigitalOptics Corporation of Flextronics’s camera module business in Zhuhai, China; the risk of loss of, or decreases in production orders from, customers of acquired businesses; financial and regulatory risks associated with the international nature of the Company’s businesses; failure of the Company’s products to achieve technological feasibility or profitability; failure to successfully commercialize the Company’s products; changes in demand for the products of the Company’s customers; limited opportunities to license technologies and sell products due to high concentration in the markets for semiconductors and related products and camera modules; the impact of competing technologies on the demand for the Company’s technologies and products; failure by DigitalOptics Corporation to become a vertically integrated camera module supplier; and the reliance on a limited number of suppliers for the components used in the manufacture of DigitalOptics products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2011, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, include more information about factors that could affect the Company’s financial results. The Company assumes no obligation to update information contained in this press release. Although this release may remain available on the Company’s website or elsewhere, its continued availability does not indicate that the Company is reaffirming or confirming any of the information contained herein.

About Tessera Technologies, Inc.

Tessera Technologies, Inc. is a holding company with operating subsidiaries in two segments: Intellectual Property and DigitalOptics. Our Intellectual Property business generates revenue from patented innovations through license agreements with semiconductor companies and outsourced semiconductor assembly and test companies. Tessera, Inc. pioneered chip-scale packaging solutions for the semiconductor industry. Our DigitalOptics business delivers innovation in imaging and optics with products and capabilities that enable expanded functionality in increasingly smaller devices. Our miniaturized camera module solutions provide cost-effective, high-quality camera features, including Micro Electro Mechanical Systems (“MEMS”)-based autofocus, extended depth of field (“EDoF”), zoom, image enhancement and optical image stabilization. We also offer customized micro-optic lenses from diffractive and refractive optical elements to integrated micro-optical subassemblies. For information call 1.408.321.6000 or go to www.tessera.com.

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Tessera, Tessera, Inc., the Tessera logo, DigitalOptics Corporation, and Invensas Corporation are trademarks or registered trademarks of affiliated companies of Tessera Technologies, Inc. in the United States and other countries. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.